[On Chapman and Cutler LLP letterhead]

April 28, 2015

Elkhorn ETF Trust
207 Reber Street, Suite 201
Wheaton, Illinois 60187

Re:	Elkhorn ETF Trust

Ladies and Gentlemen:

We have served as counsel for the Elkhorn ETF Trust (the “Trust”), which proposes to offer and sell shares of its series (the “Shares”), Elkhorn S&P 500 Capital Expenditures Portfolio (the “Fund”), in the manner and on the terms set forth in Amendment No. 1 and Pre-Effective Amendment No. 1 to its Registration Statement on Form N-1A filed on or about April 28, 2015 (the “Amendment”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be issued from time to time in accordance with the Trust’s Amended and Restated Declaration of Trust dated April 7, 2015 and the Trust’s By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

April 28, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-201473) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

Chapman and Cutler LLP